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EXHIBIT 10.3



November 27, 2002

182 Main St. N.,
P.O. Box 886,
Waterdown, Ontario
L0R 2H0


Case Financial Inc.,
15060 Ventura Boulevard,
Suite 240,
Sherman Oaks, California,
91403

Attn: Eric Alden
      CEO


Dear Erice,
                            Re: Finders Fee Agreement

Mike Schaffer and John Irvine ("the finders") have introduced Case Financial Inc. ("the company") to various entities and individuals over the course of the last 9 months in an effort to secure funding for the companies ongoing business. These entities are CCWIPP, Dundee Bancorp and associated & designated companies, Clifford Evans, Ned Goodman, Standard Securities Inc., Peter Martini, Ralph Tersigni, BoilerMakers Union, Retrocomm Funds et al. In the event that there are any other entitities that the Finder(s) wish to introduce the Company the entity must first be approved by the Company in writing.

The finders and the company have agreed to the following fees payable to the finders for their efforts and success in arranging the required capital for the company. The terms are as follows:

1. All compensation is to be split and paid separately 1/3 to Schaffer and 2/3 to Irvine
2. Cash: 10% of proceeds received at closing(s) for each particular closing, payable in 3 equal annual installments commencing January 6, 2003 for the initial closing assuming it closes and in 3 equal annual installments for each subsequent closing, but in no case, commencing later than 30 days after each particular closing.
3. Warrants: Warrants to purchase 100,000 Common Shares for each $1.0 Million in proceeds, four year term, exercise price of $0.50, and upon such other terms and conditions as the warrants to be issued in the Financing.
4. Costs: company shall reimburse finders $25,000 in costs, less expenses previously advanced.
5. Compensation is due and payable only in the event any of the aforesaid investors consumate a financing with the Company within twelve months from the date of this Agreement.



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I, John Irvine certify that I am not a U.S. citizen, nor otherwise subject to
U.S. income tax or backup withholding, and that all services provided by me are performed entirely outside the United States.

I ask that you sign and return this letter of agreement.

I trust that he above is satisfactory,

Agreed to this 27th day of November 27, 2002





/s/ John Irvine                                          /s/ Eric Alden
----------------------------                             -----------------------
John Irvine for the Finders                              Eric Alden, CEO
                                                         for Case Financial Inc.